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Exhibit 10.60

THIRD AMENDMENT
TO THE
EARLE M. JORGENSEN
EMPLOYEE STOCK OWNERSHIP PLAN
(As Amended and Restated Effective as of April 1, 2001)

        THIS THIRD AMENDMENT, by EARLE M. JORGENSEN COMPANY (the "Company"), to the Earle M. Jorgensen Employee Stock Ownership Plan (As Amended and Restated Effective as of April 1, 2001) (the "Plan") is effective as of January 1, 2002 or such other date as indicated herein.

WITNESSETH:

        WHEREAS, the Company realizes that there are certain provisions of the good faith amendments required under the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") that were implemented under the Plan effective for periods beginning on and after January 1, 2002 that must be adopted by the end of the GUST remedial amendment period for the Plan;

        WHEREAS, the GUST remedial amendment period for the Plan ends on December 3, 2002, the date which is three months after the date the Plan received its GUST determination letter; and

        WHEREAS, the other provisions of the good faith EGTRRA amendment are not required to be adopted prior to the end of the Plan Year ending March 31, 2003 and will be addressed in a subsequent amendment.

        NOW, THEREFORE, this amendment of the Plan is hereby adopted to reflect those provisions of EGTRRA for which the remedial amendment period is about to expire. With respect to those provisions, this amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and the Internal Revenue Service guidance thereunder. The remaining EGTRRA provisions shall be addressed in a later amendment. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment.

I.

        Section 14(d) of the Plan is hereby amended by adding the following to the end as a new paragraph thereunder.

    "For distributions made after December 31, 2002, the following applies:

    1.
    Modification of definition of eligible retirement plan. For purposes of the direct rollover provisions in this Section of the Plan, an eligible retirement plan shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.

    2.
    Modification of definition of eligible rollover distribution to exclude hardship distributions. For purposes of the direct rollover provisions in this Section of the Plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan."

        IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by its duly authorized officer as of the    day of                        , 2002.

EARLE M. JORGENSEN COMPANY
By:
Name:
Title:
Date:

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  Exhibit 10.60
THIRD AMENDMENT TO THE EARLE M. JORGENSEN EMPLOYEE STOCK OWNERSHIP PLAN (As Amended and Restated Effective as of April 1, 2001)